Exhibit 99.1

TURTLE BEACH ANNOUNCES Q2 FY2023 EARNINGS RESULTS

Revenue and Adjusted EBITDA Increased 16% and 54% Year-over-Year, Respectively

Maintains Full Year 2023 Revenue and Adjusted EBITDA Guidance

Provides Line-of-Sight to Exit 2023 with $25 - $30 million Adjusted EBITDA Run-Rate, In-Line with Long-Term Adjusted EBITDA Margin Target of 10+%

Previously Announced Value Enhancement Committee Continues to Review Broad Range of Opportunities to Maximize Value

White Plains, NY – August 7, 2023 – Leading gaming accessory maker Turtle Beach Corporation (Nasdaq: HEAR) (“Turtle Beach” or the “Company”) reported financial results for the second quarter ended June 30, 2023.

Second Quarter Summary vs Year-Ago Quarter:

•
Net revenue was $48.0 million, an increase of 16% compared to $41.3 million a year ago;
•
Net loss was $15.9 million, or $0.93 per diluted share, compared to net loss of $17.8 million, or $1.08 per diluted share, a year ago;
•
Adjusted net loss was $7.0 million, or $0.41 per diluted share, compared to adjusted net loss of $12.7 million or $0.77 per diluted share, a year ago;
•
Adjusted EBITDA loss improved to $5.6 million compared to adjusted EBITDA loss of $12.1 million a year ago.

Management Commentary

“In the second quarter, we delivered sales and adjusted EBITDA results in-line with our expectations, and up significantly compared to the year ago period,” said Cris Keirn, Interim CEO and SVP, Global Sales, Turtle Beach Corporation. “During the quarter, the Board and management team have worked to accelerate and focus our initiatives to innovate and create value for our shareholders. These initiatives include portfolio optimization, SKU rationalization, platformed product development for a range of cost improvements and more. In addition to normalizing recurring operational expenses, these are projected to improve our overall mix and margin while continuing to support our growth strategy.”

“The operating environment and gaming markets have improved significantly compared to a year ago, and our strategy continues to track to plan. Operationally, we have experienced a stabilization in channel inventories as retailers are returning to pre-pandemic levels and strategies, and as we expected, the frequency and scope of the aggressive competitive discounting has decreased. With respect to our products, we announced upgrades across our product portfolio and are pleased with our progress to date. Specifically, the Stealth Pro performed extremely well and captured over 15% market share in the U.S. premium price tier in its first two full months of sales. We expanded our Vulcan keyboard lineup with the launches of Vulcan II Mini Air and Vulcan II Mechanical Keyboards and achieved U.S. share gains in gaming mice and keyboard categories for Q2.”

“We remain committed to maintaining our leadership in gaming headsets and driving growth in adjacent categories. While we execute on these core pillars, we will continue to proactively manage our operating expenses to support our growth strategy. We look forward to continuing our work with the Board and management team to deliver on our strategy, execute on our key initiatives, and ultimately increase value for our shareholders.”

Second Quarter 2023 Financial Results

Net revenue in the second quarter of 2023 was $48.0 million, an increase of 16% compared to $41.3 million a year ago, reflecting stabilized channel inventories and increased demand for console gaming headsets and flight simulation accessories.

Gross margin in the second quarter of 2023 increased to 24.7% compared to 19.1% a year ago, driven by lower freight costs, warehouse costs, promotional credits and business mix.

Operating expenses in the second quarter of 2023 were $27.7 million compared to $29.3 million a year ago. Second quarter recurring operating expenses declined approximately 8% year over year, primarily driven by proactive expense management.

Net loss in the second quarter of 2023 was $15.9 million, or $0.93 per diluted share, compared to net loss of $17.8 million, or $1.08 per diluted share, in the year-ago quarter. Excluding several adjustments to earnings in both periods (summarized below in Table 4), adjusted net loss (as defined below in “Non-GAAP Financial Measures”) in the second quarter of 2023 was $7.0 million, or $0.41 per diluted share, compared to adjusted net loss of $12.7 million, or $0.77 per diluted share, in the year-ago period. The weighted average diluted share count for the second quarter of 2023 was 17.2 million compared to 16.5 million in the year-ago quarter.

Adjusted EBITDA loss (as defined below in “Non-GAAP Financial Measures”) in the second quarter of 2023 improved to $5.6 million, compared to adjusted EBITDA loss of $12.1 million in the year-ago period, due to higher revenue, improved margins and lower recurring operating expenses.

Balance Sheet and Cash Flow Summary

At June 30, 2023, the Company had $15.8 million of cash and no outstanding borrowings on its revolver. This compares to $10.9 million of cash and $15.7 million outstanding on its revolver at June 30, 2022. Inventories at June 30, 2023 were $67.8 million compared to $120.7 million at June 30, 2022. Cash flow from operations for the six months ended June 30, 2023 was $24.2 million, which was a $65.5 million improvement year over year.

Additionally, in March of 2023, the Company announced that its Board of Directors approved the extension of the share repurchase program for an additional two years through April 9, 2025, authorizing the acquisition of up to $25 million of shares of common stock. During the second quarter of 2023, the Company repurchased 85,903 shares at an average price of $11.34, totaling roughly $974,000. At June 30, 2023, the Company had approximately $17 million of availability remaining under the share repurchase authorization.

Full Year 2023 Outlook

The Company continues to target its long-term goals of 10+% revenue CAGR, mid-30s gross margin percentage, and 10+% adjusted EBITDA margins. In light of the aforementioned market and operational conditions, the Company is maintaining its outlook for fiscal year 2023 and expects net revenues to be in the range of $265 million to $270 million, with the 10 to 12% growth driven primarily by expected out-performance of the gaming markets in specific categories based on the Company’s product plans for the remainder of 2023. Adjusted EBITDA is expected to be in the range of $6 million to $8 million, which still includes significant headwinds from competitive discounting and freight costs which are expected to abate as the year progresses.

Further, the Company has mobilized and accelerated initiatives for a variety of efficiencies that include SKU rationalization, portfolio optimization, platformed product development for a range of cost improvements and more. These strategic initiatives are expected to contribute meaningfully to the profitability of Turtle Beach on a run-rate basis, and based on the work completed to date, the Company now reports a line-of-sight to exiting 2023 with a run-rate adjusted EBITDA in the range of $25 million to $30 million.

Value Enhancement Committee Review

As stated previously, the Value Enhancement Committee was established to review a broad range of opportunities to maximize value for shareholders, including potential strategic transactions. In conjunction with the Company’s financial advisors, the Committee has been and continues to be focused on both short- and long-term revenue, profit and cash flow optimization and capital allocation, as well as a range of potential strategic paths to maximize value for shareholders.

The Company notes that there can be no assurances that the review will result in a transaction or announcement of any kind. Turtle Beach does not intend to comment further regarding the review unless or until it is determined that further disclosure is appropriate or required by law.

With respect to the Company's adjusted EBITDA outlook for the full year 2023, a reconciliation to its net income (loss) outlook for the same periods has not been provided because of the variability, complexity, and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net income (loss), including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net income (loss) outlook for such periods is not provided. These reconciling items could be material to the Company’s actual results for such periods.

Conference Call Details

In conjunction with this announcement, Turtle Beach will host a conference call on August 7, 2023 at 5:00 p.m. ET / 2:00 p.m. PT with the Company’s Interim CEO and SVP of Global Sales, Cris Keirn, and CFO, John Hanson. A live webcast of the call will be available on the “Events & Presentations” page of the Company’s website at www.turtlebeachcorp.com. To access the call by phone, please go to this link (registration link) and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at www.turtlebeachcorp.com.

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA, and adjusted net income that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's results. Non-GAAP financial measures are not an alternative to the Company’s GAAP financial results and may not be calculated in the same manner as similar measures presented by other companies. “Adjusted net income or loss” is defined as net income excluding (i) certain non-recurring business costs, (ii) acquisition integration costs, (iii) CEO separation related costs, and (iv) certain valuation allowances. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), and certain non-recurring special items that we believe are not representative of core operations. These non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The non-GAAP financial measures included herein exclude items that management does not believe reflect the Company’s core operating performance because such items are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. See a reconciliation of GAAP results to adjusted net income or loss and Adjusted EBITDA included below for each of the three and six months ended June 30, 2022 and June 30, 2023.

About Turtle Beach Corporation

Turtle Beach Corporation (the “Company”) (www.turtlebeachcorp.com) is one of the world’s leading gaming accessory providers. The Company’s namesake Turtle Beach brand (www.turtlebeach.com) is known for designing best-selling gaming headsets, top-rated game controllers, and groundbreaking gaming simulation accessories. Innovation, first-to-market features, a broad range of products for all types of gamers, and top-rated customer support have made Turtle Beach a fan-favorite brand and the market leader in console gaming audio for over a decade. Turtle Beach’s ROCCAT brand (www.ROCCAT.com) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products, including award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “goal,” “project,” “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. The inclusion of such information should not be regarded as a representation by the Company, or any person, that the objectives of the Company will be achieved. Forward-looking statements are based on management’s current beliefs and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to inflationary pressures, optimizing our product portfolio, reducing our cost of goods and operating expenses, reductions in logistic and supply chain challenges and costs, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, including promotional credits and discounts, general business and economic conditions, risks associated with the future direction or governance of the Company, risks associated with the expansion of our business, including the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, liquidity, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and the Company’s other periodic reports filed with the Securities and Exchange Commission. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

CONTACTS:

MacLean Marshall

Sr. Director, Public Relations &

Brand Communications

Turtle Beach Corporation

858.914.5093

maclean.marshall@turtlebeach.com

Investor Information:

Cody Slach or Alex Thompson

Gateway Investor Relations

949.574.3860

hear@gatewayir.com

Turtle Beach Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

Table 1.

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022
Net revenue	$47,982	$41,300	$99,426	$87,962
Cost of revenue	36,110	33,418	73,415	66,051
Gross profit	11,872	7,882	26,011	21,911
Operating expenses:
Selling and marketing	10,351	11,587	19,874	22,416
Research and development	4,189	5,136	8,290	10,388
General and administrative	13,125	12,532	20,132	18,767
Total operating expenses	27,665	29,255	48,296	51,571
Operating loss	(15,793)	(21,373)	(22,285)	(29,660)
Interest expense (income)	(17)	84	146	193
Other non-operating expense, net	198	1,109	318	1,828
Loss before income tax	(15,974)	(22,566)	(22,749)	(31,681)
Income tax expense benefit	(54)	(4,740)	(124)	(7,379)
Net loss	$(15,920)	$(17,826)	$(22,625)	$(24,302)

Net loss per share
Basic	$(0.93)	$(1.08)	$(1.34)	$(1.49)
Diluted	$(0.93)	$(1.08)	$(1.34)	$(1.49)
Weighted average number of shares:
Basic	17,156	16,500	16,869	16,348
Diluted	17,156	16,500	16,869	16,348

Turtle Beach Corporation

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

Table 2.

	June 30,	December 31,
	2023	2022
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$15,787	$11,396
Accounts receivable, net	20,254	43,336
Inventories	67,831	71,252
Prepaid expenses and other current assets	8,927	9,196
Total Current Assets	112,799	135,180
Property and equipment, net	5,691	6,362
Goodwill	10,686	10,686
Intangible assets, net	2,238	2,612
Other assets	8,124	8,547
Total Assets	$139,538	$163,387
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving credit facility	$—	$19,053
Accounts payable	34,036	19,846
Other current liabilities	21,808	25,433
Total Current Liabilities	55,844	64,332
Income tax payable	2,196	2,076
Other liabilities	7,443	8,038
Total Liabilities	65,483	74,446
Commitments and Contingencies
Stockholders’ Equity
Common stock	17	17
Additional paid-in capital	214,245	206,916
Accumulated deficit	(139,223)	(116,598)
Accumulated other comprehensive loss	(984)	(1,394)
Total Stockholders’ Equity	74,055	88,941
Total Liabilities and Stockholders’ Equity	$139,538	$163,387

Turtle Beach Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

Table 3.

	Six Months Ended
	June 30, 2023	June 30, 2022

CASH FLOWS FROM OPERATING ACTIVITIES	$24,210	$(41,247)

CASH FLOWS FROM INVESTING ACTIVITIES	(1,252)	(1,207)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving credit facilities	99,785	36,209
Repayment of revolving credit facilities	(118,838)	(20,502)
Proceeds from exercise of stock options and warrants	1,358	538
Repurchase of common stock	(974)	-
Debt Issuance Costs	(80)	-
Net cash provided by (used for) financing activities	(18,749)	16,245
Effect of exchange rate changes on cash	182	(634)
Net increase (decrease) in cash	4,391	(26,843)
Cash - beginning of period	11,396	37,720
Cash - end of period	$15,787	$10,877

Turtle Beach Corporation

Reconciliation of GAAP and Non-GAAP Measures

(in thousands, except per-share data)

(unaudited)

Table 4.

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net Income (Loss)
GAAP Net Income (Loss)	$(15,920)	$(17,826)	$(22,625)	$(24,302)

Adjustments, net of tax:
Non-recurring business costs	1,086	5,123	2,079	5,295
Acquisition integration costs	—	—	—	58
CEO separation related costs	5,063	—	5,063	—
Valuation allowance	2,768	—	4,012	—
Adjusted Earnings	$(7,003)	$(12,703)	$(11,471)	$(18,949)
	-17%
Diluted Earnings Per Share
GAAP- Diluted	$(0.93)	$(1.08)	$(1.34)	$(1.49)

Non-recurring business costs	0.06	0.31	0.12	0.32
Acquisition integration costs	—	—	—	—
CEO separation related costs	0.30	-	0.30	-
Valuation allowance	0.16	—	0.24	—
Adjusted- Diluted	$(0.41)	$(0.77)	$(0.68)	$(1.16)

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

Table 5.

	Three Months Ended
	June 30, 2023
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$47,982	$-	$-	$-	$-	$47,982
Cost of revenue	36,110	(511)	-	(162)	-	35,437
Gross Profit	11,872	511	-	162	-	12,545

Operating expenses	27,665	(460)	(248)	(4,808)	(4,207)	17,942

Operating income (loss)	(15,793)	971	248	4,970	4,207	(5,397)

Interest income	(17)
Other non-operating expense, net	198					198

Income (loss) before income tax	(15,974)
Income tax benefit	(54)
Net loss	$(15,920)			Adjusted EBITDA		$(5,595)

	Six Months Ended
	June 30, 2023
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$99,426	$-	$-	$-	$-	$99,426
Cost of revenue	73,415	(1,028)	-	(337)	-	72,050
Gross Profit	26,011	1,028	-	337	-	27,376

Operating expenses	48,296	(920)	(513)	(6,591)	(5,294)	34,978

Operating income (loss)	(22,285)	1,948	513	6,928	5,294	(7,602)

Interest expense	146
Other non-operating expense, net	318					318

Income (loss) before income tax	(22,749)
Income tax benefit	(124)
Net loss	$(22,625)			Adjusted EBITDA		$(7,920)

(1)
Other includes certain non-recurring business costs.

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

Table 5. (continued)

	Three Months Ended
	June 30, 2022
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$41,300	$-	$-	$-	$-	$41,300
Cost of revenue	33,418	(601)	-	(96)	(1)	32,720
Gross Profit	7,882	601	-	96	1	8,580

Operating expenses	29,255	(665)	(311)	(1,934)	(6,793)	19,552

Operating income (loss)	(21,373)	1,266	311	2,030	6,794	(10,972)

Interest expense	84
Other non-operating expense, net	1,109					1,109

Income (loss) before income tax	(22,566)
Income tax benefit	(4,740)
Net loss	$(17,826)			Adjusted EBITDA		$(12,081)

	Six Months Ended
	June 30, 2022
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$87,962	$-	$-	$-	$-	$87,962
Cost of revenue	66,051	(1,185)	-	(122)	(1)	64,743
Gross Profit	21,911	1,185	-	122	1	23,219

Operating expenses	51,571	(1,273)	(623)	(3,445)	(7,025)	39,205

Operating income (loss)	(29,660)	2,458	623	3,567	7,026	(15,986)

Interest expense	193
Other non-operating expense, net	1,828					1,828

Income (loss) before income tax	(31,681)
Income tax benefit	(7,379)
Net loss	$(24,302)			Adjusted EBITDA		$(17,814)

(1) Other includes certain non-recurring business costs.